Exhibit 99.1

Investor Relations 314/994-2916

FOR IMMEDIATE RELEASE

Arch Resources Reports Second Quarter 2021 Results

Delivers top-tier cost performance and 47-percent sequential increase in gross margin in core metallurgical segment

Poised to commence longwall operations at world-class Leer South mine in late August

Drives forward with thermal strategy of harvesting cash and rationalizing footprint

ST. LOUIS, July 27, 2021 – Arch Resources, Inc. (NYSE: ARCH) today reported net income of $27.9 million, or $1.66 per diluted share, in the second quarter of 2021, compared with a net loss of $49.3 million, or $3.26 per diluted share, in the prior-year period. Arch had adjusted earnings before interest, taxes, depreciation, depletion, amortization, accretion on asset retirement obligations (ARO), and non-operating expenses (“adjusted EBITDA”) 1 of $66.5 million in the second quarter of 2021, which included an $8.8 million non-cash mark-to-market loss associated with the company’s coal-hedging activities. This compares to a negative $10.7 million of adjusted EBITDA in the second quarter of 2020, which included a $0.1 million non-cash mark-to-market gain associated with the company’s coal-hedging activities. Revenues totaled $450.4 million for the three months ended June 30, 2021, versus $319.5 million in the prior-year quarter.

In the second quarter of 2021, Arch made important progress on its key strategic priorities:

•	Neared completion of the transformational Leer South project, which is on track to commence longwall operations in August;
•	Extended the company’s track record as one of the U.S. metallurgical industry’s lowest cost producers;
•	Generated significant cash with its legacy thermal segment, while simultaneously reducing its long-term closure obligations in a responsible and systematic way; and
•	Maintained a perfect regulatory record and joined ResponsibleSteelTM, furthering its intense focus on – and exceptional performance against – a wide range of environmental, social and governance (ESG) metrics.

1 Adjusted EBITDA is defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

“Arch’s core coking coal segment executed with efficiency and precision during the second quarter, delivering increased volumes, outstanding cost performance, and steadily improving margins,” said Paul A. Lang, Arch’s chief executive officer and president. “At the same time, we advanced towards the finish line of the best-in-class Leer South growth project, which promises to elevate our metallurgical segment performance still further and cement our position as the world’s leading supplier of premium High-Vol A metallurgical coal.”

“This is an exciting moment for Arch,” Lang said. “The startup of Leer South represents the culmination of our 10-year effort to develop a world-class metallurgical portfolio capable of generating strong margins and significant levels of cash across a wide range of market environments,” Lang added. “We expect Leer South and its companion mine, Leer, to serve as the strong foundation of Arch’s value proposition for the next 20 years, as we set the industry bar for cost execution, margin generation and ESG leadership over that time frame.”

Arch expects to continue its positive operational and financial momentum in the second half of 2021, supported by the impending startup of Leer South, a strong coking coal price environment, and substantial contributions from the company’s legacy thermal assets.

Environmental, Social and Governance

During the second quarter, Arch maintained its exemplary performance across a wide range of environmental, social and governance (ESG) metrics. Of particular note, Arch extended its exceptional environmental and water quality compliance performance, maintaining a perfect record through the first six months of 2021.

In addition, Arch became the first and only U.S. metallurgical coal producer to join ResponsibleSteelTM, the steel industry’s first global multi-stakeholder standard and certification initiative.

“Arch is committed to playing a vital role in building a sustainable global economy,” Lang said. “We view ResponsibleSteel as a valuable forum for collaborating with our steelmaking partners as they endeavor to create a more ESG-compliant value chain and as they seek to lower – and ultimately reduce to zero – the carbon intensity of the steelmaking process.”

With its strategic shift towards metallurgical products – which are an essential input in the production of new steel – Arch has realigned its value proposition to reflect the global economy’s intensifying focus on de-carbonization. Arch believes that a significant amount of new steel will be required in a de-carbonizing world, given steel’s importance in urbanization, infrastructure replacement and the construction of essential de-carbonization tools such as mass transit systems, wind turbines and electric vehicles.

Leer South Update

“We appreciate the tremendous focus and dedication of the Leer South team,” said John T. Drexler, Arch’s chief operating officer. “In a span of just two-and-a-half years, including through the global pandemic, the Leer South team has brought this large and multi-faceted project to the cusp of completion, on time and effectively on budget. I commend the entire workforce for this remarkable achievement, which we believe sets the stage for strong and consistent value creation for all of our stakeholders in the quarters, years and decades ahead.”

Late last week, the operations team commenced a planned, 30-day suspension of development mining at Leer South to tie the upgraded conveyance systems into the new preparation plant. At the same time, the team began to move the longwall mining equipment underground in preparation for start-up, which is slated for late August.

During the second quarter, Arch invested a total of $50 million at Leer South and has now expended a net total of $392 million on the project, which – as previously projected – is slightly above the high end of the original guidance range of $360 million to $390 million. Arch is raising its 2021 capex guidance by $10 million – to between $210 million and $230 million – to reflect the modest amount of additional capital required to complete Leer South and to fund certain opportunistic optimization efforts at its metallurgical mines.

With the addition of Leer South, Arch expects to expand its High-Vol A metallurgical output by an incremental 3 million tons annually; enhance its already advantageous position on the global cost curve; strengthen its coking coal profit margins across a wide range of market conditions; and cement its position as the leading supplier of High-Vol A coking coal globally.

Strategic Plan for Legacy Thermal Assets

During the second quarter, Arch advanced its dual objectives of harvesting cash from its legacy thermal assets and simultaneously driving forward with its accelerated Powder River Basin reclamation plan. During the quarter, the thermal segment generated a gross margin of $39.9 million; completed work totaling $15.5 million towards the reduction of its Powder River Basin asset retirement obligation (ARO); and expended almost no maintenance capital.

“We remain sharply focused on generating value from our legacy thermal assets while working down their associated, long-term closure obligations in a systematic and measured way,” Lang said. “While we will continue to explore strategic alternatives for our thermal assets, we are confident that we have the right strategy, people and cost structure in place to generate sufficient cash from our thermal segment to address its long-term closure obligations while still creating meaningful incremental value for our stockholders.”

Arch is intent on completing its strategic transition towards steel and metallurgical markets, while managing the long-term wind-down of its legacy thermal assets carefully and responsibly and in a way that serves the needs of the company’s thermal employee base, mine communities, and thermal power customers.

Since the beginning of 2021, Arch has reduced its Powder River Basin ARO by $17.3 million, or nearly 10 percent. As previously announced, Arch plans to discontinue production at the Coal Creek mine and to reduce the mine’s total ARO by an estimated $40 million, or approximately 80 percent, by mid-2022.

Operational Update

“Our core metallurgical segment continued to execute at a high level during the second quarter, with a 23-percent step-up in coking coal sales volume, a 26-percent increase in per-ton cash margin, and a small but meaningful reduction in costs when compared to an already strong Q1 performance,” Drexler said. “In short, we demonstrated once again that we have a powerful foundation in place, with anticipated further improvement from the startup of the Leer South longwall mine next month.”

	Metallurgical
	2Q21	1Q21	2Q20
Tons sold (in millions)	2.0	1.7	1.5
Coking	1.8	1.5	1.3
Thermal	0.2	0.2	0.2
Coal sales per ton sold	$89.71	$83.76	$76.17
Coking	$96.03	$93.14	$84.26
Thermal	$23.43	$22.13	$18.12
Cash cost per ton sold	$59.37	$59.63	$61.95
Cash margin per ton	$30.34	$24.13	$14.22

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures."

Mining complexes included in this segment are Beckley, Leer, Mountain Laurel and Leer South/Sentinel.

Arch expects a small sequential increase in metallurgical sales volumes in Q3, and a more significant step-up in volumes in Q4, reflecting a full quarter of production from the Leer South longwall.

	Thermal
	2Q21	1Q21	2Q20
Tons sold (in millions)	15.2	12.3	11.6
Coal sales per ton sold	$13.50	$13.16	$13.87
Cash cost per ton sold	$10.88	$12.18	$14.86
Cash margin per ton	$2.62	$0.98	$(0.99)

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures."

Mining complexes included in this segment are Black Thunder, Coal Creek and West Elk.

The thermal segment achieved a 167-percent increase in per-ton cash margin during the second quarter, and a 24-percent increase in sales volume. Arch expects another strong performance from its legacy thermal assets in Q3.

Financial and Liquidity Update

Arch ended the second quarter with cash, cash equivalents and short-term investments of $187 million, and total liquidity of approximately $242 million. With the capital spending associated with Leer South nearly complete, Arch expects to build additional liquidity in the second half of the year.

“We were successful in maintaining a solid financial position throughout the Leer South development, and we now plan to use strong, projected cash flows in the year’s back half to further improve our liquidity position,” said Matthew C. Giljum, Arch’s chief financial officer. “Given the inherent volatility in all commodity markets, including ours, we are committed to improving the company’s liquidity profile and to reducing its overall debt level, at which point the board plans to consider a measured capital return program.”

As previously noted, Arch recorded a mark-to-market loss of $8.8 million during the quarter associated with the company’s coal-hedging activities. This mark-to-market loss stems from indexed thermal positions that will ship in the back half of the year, at which time this mark-to-market loss will reverse.

Market Update

The seaborne metallurgical market is currently strong and well-supported, with global steel output on pace to match pre-pandemic levels and global steel prices at healthy if not historic levels. Importantly, Australian coking coal indices have recently returned to parity with Atlantic Basin pricing, demonstrating more-than-sufficient global coking coal demand even in the face of the continuing Chinese lockout of Australian volumes. In short, while Chinese policies are re-mapping global trade flows, the overall supply-demand balance remains constructive at present, despite growing concerns about the spread of new COVID-19 variants.

Also of note, opportunities for North American metallurgical coals to move into China remain substantial. At present, the delivered-in price for premium hard coking coal in China is approaching $320 per ton, underscoring China’s need for high-quality replacement products. Moreover, the domestic spot price for high-quality indigenous Chinese products stands at nearly $310 per ton, which Arch views as further evidence that China’s mine cost curve continues to shift higher.

In addition to the uplift in coking coal markets, Arch is seeing strong upward movement in thermal markets as well. U.S. thermal coal consumption is on track to increase by more than 50 million tons, or around 12 percent, in 2021, while seaborne thermal prices have surged to multi-year highs. As a result, Arch expects to harvest healthy levels of cash from its legacy thermal assets in 2021.

During the quarter, Arch committed an additional 300,000 tons of metallurgical coal for delivery in 2021, bringing total commitments for the current year to 7.1 million tons and leaving just 700,000 tons still to sell at the mid-point of guidance. In addition, Arch committed an additional 7.6 million tons of thermal coal for delivery in 2021, spurring a 5-million-ton increase in the company’s projected thermal 2021 sales volumes at the mid-point of guidance.

Looking Ahead

“We remain singularly focused on executing on our clear, consistent and actionable strategy for long-term growth and value creation,” Lang said. “With the global economy in recovery mode, infrastructure-driven stimulus efforts gaining momentum around the world, and an intensifying focus on the build-out of a new, low-carbon economy, we expect demand for steel and our premium metallurgical coal to continue to increase. With our low-cost metallurgical assets, premium High-Vol A product slate, industry-leading ESG performance, top-tier marketing and logistics expertise, and nearly complete best-in-class growth project, we believe we are well-positioned to generate significant, long-term value for our stockholders.”

	2021
	Tons			$ per ton
Sales Volume (in millions of tons)
Coking	7.4	-	8.2
Thermal	55.0	-	59.0
Total	62.4		67.2

Metallurgical (in millions of tons)
Committed, Priced Coking North American			1.8	$90.79
Committed, Unpriced Coking North American			-
Committed, Priced Coking Seaborne			3.1	$97.00
Committed, Unpriced Coking Seaborne			2.2
Total Committed Coking			7.1

Committed, Priced Thermal Byproduct			0.7	$21.98
Committed, Unpriced Thermal Byproduct			0.2
Total Committed Thermal Byproduct			0.9

Average Metallurgical Cash Cost				$57.00 - $60.00

Thermal (in millions of tons)
Committed, Priced			56.6	$13.39
Committed, Unpriced			1.2
Total Committed Thermal			57.8
Average Thermal Cash Cost				$11.50 - $12.00

Corporate (in $ millions)
D,D&A	$118.0	-	$122.0
ARO Accretion	$18.0	-	$20.0
S,G&A - cash	$62.0	-	$70.0
S,G&A - non-cash	$13.0	-	$17.0
Net Interest Expense	$24.0	-	$26.0
Capital Expenditures	$210.0	-	$230.0
Tax Provision (%)	Approximately 0%

Note: The company is unable to present a quantitative reconciliation of its forward-looking non-GAAP Segment cash cost per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include transportation costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts transportation costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. In addition, the impact of hedging activity related to commodity purchases that do not receive hedge accounting and idle and administrative costs that are not included in a reportable segment are additional reconciling items for Segment cash cost per ton sold. Management is unable to predict without unreasonable efforts the impact of hedging activity related to commodity purchases that do not receive hedge accounting due to fluctuations in commodity prices, which are difficult to forecast due to their inherent volatility. These amounts have historically varied and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results. Idle and administrative costs that are not included in a reportable segment are expected to be between $15 million and $20 million in 2021.

Arch Resources is a premier producer of high-quality metallurgical products for the global steel industry. The company operates large, modern and highly efficient mines that consistently set the industry standard for both mine safety and environmental stewardship. Arch Resources from time to time utilizes its website – www.archrsc.com – as a channel of distribution for material company information. To learn more about us and our premium metallurgical products, go to www.archrsc.com.

Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “should,” “appears,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from the COVID-19 pandemic, including its adverse effects on businesses, economies, and financial markets worldwide; from the impact of COVID-19 on efficiency, costs and production; from changes in the demand for our coal by the steel production and electricity generation industries; from our ability to access the capital markets on acceptable terms and conditions; from policy, legislation and regulations relating to the Clean Air Act, greenhouse gas emissions, incentives for alternative energy sources, and other environmental initiatives; from competition within our industry and with producers of competing energy sources; from our ability to successfully acquire or develop coal reserves, including the development of our Leer South mine; from operational, geological, permit, labor, transportation, and weather-related factors; from the effects of foreign and domestic trade policies, actions or disputes; from fluctuations in the amount of cash we generate from operations, which could impact, among other things, our ability to service our outstanding indebtedness and fund capital expenditures; from our ability to successfully integrate the operations that we acquire; from our ability to generate significant revenue to make payments required by, and to comply with restrictions related to, our indebtedness, including our ability to repurchase our convertible notes; from additional demands for credit support by third parties; from the loss of, or significant reduction in, purchases by our largest customers; from the development of future technology to replace coal with hydrogen in the steelmaking process; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

	(Unaudited)		(Unaudited)
Revenues	$450,389	$319,521	$807,932	$724,753

Costs, expenses and other operating
Cost of sales (exclusive of items shown separately below)	355,329	316,348	665,235	691,347
Depreciation, depletion and amortization	27,884	30,167	53,681	61,475
Accretion on asset retirement obligations	5,437	4,986	10,874	9,992
Change in fair value of coal derivatives and coal trading activities, net	8,762	(129)	9,290	614
Selling, general and administrative expenses	24,119	19,738	45,599	42,483
Costs related to proposed joint venture with Peabody Energy	-	7,851	-	11,515
Asset impairment and restructuring	-	7,437	-	13,265
Gain on property insurance recovery related to Mountain Laurel longwall	-	(14,518)	-	(23,518)
Gain on divestitures	-	(1,369)	-	(1,369)
Other operating income, net	(4,347)	(5,704)	(9,615)	(11,874)
	417,184	364,807	775,064	793,930

Income (loss) from operations	33,205	(45,286)	32,868	(69,177)

Interest expense, net
Interest expense	(2,941)	(3,523)	(7,069)	(6,911)
Interest and investment income	147	1,793	474	3,052
	(2,794)	(1,730)	(6,595)	(3,859)

Income (loss) before nonoperating expenses	30,411	(47,016)	26,273	(73,036)

Nonoperating (expenses) income
Non-service related pension and postretirement benefit costs	(539)	(1,102)	(2,066)	(2,198)
Reorganization items, net	-	-	-	26
	(539)	(1,102)	(2,066)	(2,172)

Income (loss) before income taxes	29,872	(48,118)	24,207	(75,208)
Provision for (benefit from) income taxes	2,006	1,206	2,383	(585)

Net income (loss)	$27,866	$(49,324)	$21,824	$(74,623)

Net income (loss) per common share
Basic earnings (loss) per share	$1.82	$(3.26)	$1.43	$(4.93)
Diluted earnings (loss) per share	$1.66	$(3.26)	$1.31	$(4.93)

Weighted average shares outstanding
Basic weighted average shares outstanding	15,294	15,145	15,289	15,142
Diluted weighted average shares outstanding	16,756	15,145	16,598	15,142

Dividends declared per common share	$-	$-	$-	$0.50

Adjusted EBITDA (A)	$66,526	$(10,732)	$97,423	$2,183

(A) Adjusted EBITDA is defined and reconciled under "Reconciliation of Non-GAAP Measures" later in this release.

Arch Resources, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$153,516	$187,492
Short-term investments	33,256	96,765
Restricted cash	7,104	5,953
Trade accounts receivable	160,154	110,869
Other receivables	3,336	3,053
Inventories	162,531	126,008
Other current assets	35,149	58,000
Total current assets	555,046	588,140

Property, plant and equipment, net	1,102,570	1,007,303

Other assets
Equity investments	74,974	71,783
Other noncurrent assets	62,356	55,246
Total other assets	137,330	127,029
Total assets	$1,794,946	$1,722,472

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$116,042	$103,743
Accrued expenses and other current liabilities	166,287	155,256
Current maturities of debt	133,812	31,097
Total current liabilities	416,141	290,096
Long-term debt	402,076	477,215
Asset retirement obligations	213,387	230,732
Accrued pension benefits	2,274	2,879
Accrued postretirement benefits other than pension	95,491	94,388
Accrued workers’ compensation	249,256	244,695
Other noncurrent liabilities	97,792	98,906
Total liabilities	1,476,417	1,438,911

Stockholders' equity
Common Stock	254	253
Paid-in capital	774,665	767,484
Retained earnings	400,771	378,906
Treasury stock, at cost	(827,381)	(827,381)
Accumulated other comprehensive loss	(29,780)	(35,701)
Total stockholders’ equity	318,529	283,561
Total liabilities and stockholders’ equity	$1,794,946	$1,722,472

Arch Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2021	2020

	(Unaudited)
Operating activities
Net income (loss)	$21,824	$(74,623)
Adjustments to reconcile to cash from operating activities:
Depreciation, depletion and amortization	53,681	61,475
Accretion on asset retirement obligations	10,874	9,992
Deferred income taxes	11	13,880
Employee stock-based compensation expense	8,498	8,936
Amortization relating to financing activities	3,110	1,946
Gain on property insurance recovery related to Mountain Laurel longwall	-	(23,518)
Gain on disposals and divestitures, net	(413)	(3,180)
Reclamation work completed	(28,218)	(6,207)
Changes in:
Receivables	(49,568)	55,817
Inventories	(36,523)	(23,792)
Accounts payable, accrued expenses and other current liabilities	14,590	(42,889)
Income taxes, net	2,337	22,918
Other	25,906	25,167
Cash provided by operating activities	26,109	25,922
Investing activities
Capital expenditures	(147,957)	(148,561)
Minimum royalty payments	(1,124)	(1,124)
Proceeds from disposals and divestitures	438	562
Purchases of short-term investments	-	(17,707)
Proceeds from sales of short-term investments	68,986	86,079
Investments in and advances to affiliates, net	(1,114)	(1,059)
Proceeds from property insurance recovery related to Mountain Laurel longwall	-	23,518
Cash used in investing activities	(80,771)	(58,292)
Financing activities
Payments on term loan due 2024	(1,500)	(1,500)
Proceeds from equipment financing	-	53,611
Proceeds from tax exempt bonds	44,985	-
Net payments on other debt	(18,795)	(13,592)
Debt financing costs	(1,537)	(1,171)
Dividends paid	-	(7,645)
Payments for taxes related to net share settlement of equity awards	(1,316)	(331)
Cash provided by financing activities	21,837	29,372
Decrease in cash and cash equivalents, including restricted cash	(32,825)	(2,998)
Cash and cash equivalents, including restricted cash, beginning of period	193,445	153,020
Cash and cash equivalents, including restricted cash, end of period	$160,620	$150,022
Cash and cash equivalents, including restricted cash, end of period
Cash and cash equivalents	$153,516	$150,022
Restricted cash	7,104	-
	$160,620	$150,022

Arch Resources, Inc. and Subsidiaries
Schedule of Consolidated Debt
(In thousands)

	June 30,	December 31,
	2021	2020
	(Unaudited)
Term loan due 2024 ($287.3 million face value)	$286,638	$288,033
Tax exempt bonds ($98.1 million face value)	98,075	53,090
Convertible Debt ($155.3 million face value)	118,394	115,367
Other	43,948	62,695
Debt issuance costs	(11,167)	(10,873)
	535,888	508,312
Less: current maturities of debt	133,812	31,097
Long-term debt	$402,076	$477,215

Calculation of net debt
Total debt (excluding debt issuance costs)	$547,055	$519,185
Less liquid assets:
Cash and cash equivalents	153,516	187,492
Short term investments	33,256	96,765
	186,772	284,257
Net debt	$360,283	$234,928

Arch Resources, Inc. and Subsidiaries

Operational Performance

(In millions, except per ton data)

	Three Months Ended June 30, 2021		Three Months Ended March 31, 2021		Three Months Ended June 30, 2020
	(Unaudited)		(Unaudited)		(Unaudited)
Metallurgical
Tons Sold	2.0		1.7		1.5

Segment Sales	$180.1	$89.71	$144.0	$83.76	$112.4	$76.17
Segment Cash Cost of Sales	119.2	59.37	102.5	59.63	91.4	61.95
Segment Cash Margin	60.9	30.34	41.5	24.13	21.0	14.22

Thermal
Tons Sold	15.2		12.3		11.6

Segment Sales	$205.2	$13.50	$161.8	$13.16	$160.9	$13.87
Segment Cash Cost of Sales	165.3	10.88	149.8	12.18	172.5	14.86
Segment Cash Margin	39.9	2.62	12.0	0.98	(11.5)	(0.99)

Total Segment Cash Margin	$100.8		$53.5		$9.4

Selling, general and administrative expenses	(24.1)		(21.5)		(19.7)
Other	(10.1)		(1.1)		(0.4)

Adjusted EBITDA	$66.5		$30.9		$(10.7)

Arch Resources, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In thousands, except per ton data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G.
The following reconciles these items to the most directly comparable GAAP measure.

Non-GAAP Segment coal sales per ton sold

Non-GAAP Segment coal sales per ton sold is calculated as segment coal sales revenues divided by segment tons sold. Segment coal sales revenues are adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated statements of operations, but relate to price protection on the sale of coal. Segment coal sales per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment coal sales per ton sold provides useful information to investors as it better reflects our revenue for the quality of coal sold and our operating results by including all income from coal sales. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment coal sales revenues should not be considered in isolation, nor as an alternative to coal sales revenues under generally accepted accounting principles.

Quarter ended June 30, 2021	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Revenues in the Consolidated Statements of Operations	$219,448	$230,759	$182	$450,389
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	651	-	651
Coal sales revenues from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	181	181
Transportation costs	39,348	24,899	1	64,248
Non-GAAP Segment coal sales revenues	$180,100	$205,209	$-	$385,309
Tons sold	2,007	15,204
Coal sales per ton sold	$89.71	$13.50

Quarter ended March 31, 2021	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Revenues in the Consolidated Statements of Operations	$178,781	$177,540	$1,222	$357,543
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	(690)	552	-	(138)
Coal sales revenues from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	1,217	1,217
Transportation costs	35,489	15,167	5	50,661
Non-GAAP Segment coal sales revenues	$143,982	$161,821	$-	$305,803
Tons sold	1,719	12,292
Coal sales per ton sold	$83.76	$13.16

Quarter ended June 30, 2020	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Revenues in the Consolidated Statements of Operations	$138,951	$174,393	$6,177	$319,521
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	(259)	(2,486)	-	(2,745)
Coal sales revenues from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	6,143	6,143
Transportation costs	26,848	15,950	34	42,832
Non-GAAP Segment coal sales revenues	$112,362	$160,929	$-	$273,291
Tons sold	1,475	11,603
Coal sales per ton sold	$76.17	$13.87

Arch Resources, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In thousands, except per ton data)

Non-GAAP Segment cash cost per ton sold

Non-GAAP Segment cash cost per ton sold is calculated as segment cash cost of coal sales divided by segment tons sold. Segment cash cost of coal sales is adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated statements of operations, but relate directly to the costs incurred to produce coal. Segment cash cost per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment cash cost per ton sold better reflects our controllable costs and our operating results by including all costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment cash cost of coal sales should not be considered in isolation, nor as an alternative to cost of sales under generally accepted accounting principles.

Quarter ended June 30, 2021	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Cost of sales in the Consolidated Statements of Operations	$158,539	$190,245	$6,545	$355,329
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Transportation costs	39,348	24,899	1	64,248
Cost of coal sales from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	4,354	4,354
Other (operating overhead, certain actuarial, etc.)	-	-	2,190	2,190
Non-GAAP Segment cash cost of coal sales	$119,191	$165,346	$-	$284,537
Tons sold	2,007	15,204
Cash cost per ton sold	$59.37	$10.88

Quarter ended March 31, 2021	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Cost of sales in the Consolidated Statements of Operations	$138,002	$164,941	$6,963	$309,906
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Transportation costs	35,489	15,167	5	50,661
Cost of coal sales from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	5,218	5,218
Other (operating overhead, certain actuarial, etc.)	-	-	1,740	1,740
Non-GAAP Segment cash cost of coal sales	$102,513	$149,774	$-	$252,287
Tons sold	1,719	12,292
Cash cost per ton sold	$59.63	$12.18

Quarter ended June 30, 2020	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Cost of sales in the Consolidated Statements of Operations	$118,238	$187,408	$10,702	$316,348
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	-	(1,011)	-	(1,011)
Transportation costs	26,848	15,950	34	42,832
Cost of coal sales from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	9,068	9,068
Other (operating overhead, certain actuarial, etc.)	-	-	1,600	1,600
Non-GAAP Segment cash cost of coal sales	$91,390	$172,469	$-	$263,859
Tons sold	1,475	11,603
Cash cost per ton sold	$61.95	$14.86

Arch Resources, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands)

Adjusted EBITDA

Adjusted EBITDA is defined as net income (loss) attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations and nonoperating expenses. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of the Company's core operating performance.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income (loss), income (loss) from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. The Company uses adjusted EBITDA to measure the operating performance of its segments and allocate resources to the segments. Furthermore, analogous measures are used by industry analysts and investors to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

	(Unaudited)		(Unaudited)
Net income (loss)	$27,866	$(49,324)	$21,824	$(74,623)
Provision for (benefit from) income taxes	2,006	1,206	2,383	(585)
Interest expense, net	2,794	1,730	6,595	3,859
Depreciation, depletion and amortization	27,884	30,167	53,681	61,475
Accretion on asset retirement obligations	5,437	4,986	10,874	9,992
Costs related to proposed joint venture with Peabody Energy	-	7,851	-	11,515
Asset impairment and restructuring	-	7,437	-	13,265
Gain on property insurance recovery related to Mountain Laurel longwall	-	(14,518)	-	(23,518)
Gain on divestitures	-	(1,369)	-	(1,369)
Non-service related pension and postretirement benefit costs	539	1,102	2,066	2,198
Reorganization items, net	-	-	-	(26)

Adjusted EBITDA	$66,526	$(10,732)	$97,423	$2,183
EBITDA from idled or otherwise disposed operations	3,997	2,696	7,563	7,795
Selling, general and administrative expenses	24,119	19,738	45,599	42,483
Other	8,376	(906)	7,111	(847)

Segment Adjusted EBITDA from coal operations	$103,018	$10,796	$157,696	$51,614

Segment Adjusted EBITDA
Metallurgical	61,246	20,910	102,843	63,630
Thermal	41,772	(10,114)	54,853	(12,016)

Total Segment Adjusted EBITDA	$103,018	$10,796	$157,696	$51,614